Exhibit 10.5

JILL M. ROSS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into as of May 10, 2021, by and between William Penn Bank (the “Bank”), William Penn Bancorporation, as successor by merger to William Penn Bancorp, Inc. (the “Bancorporation” and, together with the Bank, “William Penn”), and Jill M. Ross (“Executive” and, together with William Penn, the “Parties”).

WHEREAS, Executive entered into a written Employment Agreement (“EA”) with William Penn effective as of July 1, 2020, and Executive tendered a written notice of voluntary resignation of employment to William Penn on April 26, 2021; and

WHEREAS, Executive’s last day with William Penn was April 30, 2021 (the “Termination Date”); and

WHEREAS, the Parties desire to enter into this Agreement to confirm the terms of Executive’s departure from William Penn, including the payments and benefits set forth below, conditioned upon Executive timely executing, delivering to William Penn, and not revoking this Agreement, including without limitation the General Release of Claims attached hereto as Exhibit A (the “Release”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto, intending to be legally bound, do agree as follows:

1.Severance.

1.1Severance Benefits. Executive’s last day of employment with William Penn shall be the Termination Date. In exchange for signing and not revoking this Agreement, Executive will receive the following severance benefits:

●	The amount of $105,000, less required payroll withholdings, which is equal to six months of Executive’s current annual base salary, to be paid at the time specified in Section 1.2 below, which includes a payment of 30 days’ pay in lieu of accepting any advance written notice of resignation and five (5) months of severance pay (“Severance Amount”);
●	One half of the estimated amount of the bonus Executive would have received for her work for William Penn in the fiscal year ending June 30, 2021, prorated to reflect the ten months of the fiscal year during which Executive was employed, which results in a bonus in the amount of $ $27,213.33, less required payroll deductions; to be paid at the time specified in Section 1.2 below (the “Bonus Amount”); and
●	A lump sum in the amount of $24,000.00, which relates to the premium charged by the Bank for twelve months of continuation, pursuant to COBRA, of Bank-

provided group health plan coverage for Executive and any eligible dependents , less required payroll withholdings (“COBRA Amount”).

1.2Executive is advised to consult with an attorney regarding this Agreement and shall have 21 days to consider it.  Once Executive signs this Agreement and Exhibit A, she shall also have seven days in which to revoke her acceptance if she so chooses. Executive acknowledges that she was not otherwise entitled to some or all of the Severance Amount, Bonus Amount, and the COBRA Amounts (collectively referred to as the “Severance Benefits”), and that the Severance Benefits are solely being provided as consideration for Executive’s promises and covenants in this Agreement and the Release. The Severance Benefits shall be paid within 14 days after the Effective Date of this Agreement by check sent by overnight courier to Executive’s address on file with the Bank.  Regardless of whether she signs this Agreement, Executive shall be paid for any accrued but unused vacation or PTO days.

2.Code Section 409A Compliance. The intent of the Parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, the Parties agree that the Severance Benefits are intended to be excepted from Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4)).

3.Acceptance of Agreement. Executive understands she may revoke this Agreement (including the Release included as Exhibit A) within seven days after she signs it (“Revocation Period”), and that any revocation must be made in writing and submitted within the Revocation Period to Nicole Nielsen at William Penn.  Executive further understands that if she revokes this Agreement (including the Release), Executive will not receive the Severance Benefits set forth in Section 1.1.  If Executive signs and does not revoke this Agreement, it will be effective on the eighth date after she signs it and the Release (the “Effective Date”).

4.No Admission of Liability. This Agreement is not and shall not be construed as an admission by William Penn of any liability to Executive.

5.General.

5.1Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the Parties and their respective heirs, successors, assigns, and legal representatives.

5.2Final Agreement. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except that the Parties agree that Section 3(g) and Sections 11 through 22 of the EA, which by their terms were intended to remain in effect after Executive’s departure from William Penn, shall remain in full force and effect, are not superseded by this Agreement, and are incorporated into this Agreement by reference. Additionally, any other respective rights and obligations of the Parties set forth in the EA shall survive the termination of the EA and are not superseded to the extent such provisions are necessary to carry out the intentions of the Parties under those Sections cited above that are expressly incorporated into this Agreement by reference. The terms of this

Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the Parties hereto.

5.3Withholdings. William Penn shall withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

6.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of any choice-of- law rules that would result in the application of another state’s laws. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration with a single arbitrator with a hearing held within twenty miles of Philadelphia, Pennsylvania, except that violations of the restrictive covenants contained in the EA may be resolved by a court as provided for in the EA.

7.Regulatory Limitations. Notwithstanding any other provision of this Agreement, William Penn shall not be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to William Penn at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

8.Counterparts. This Agreement may be executed using wet ink or electronic signatures in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Bancorporation have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, effective as of the date first above written.

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EXECUTIVE:

/s/ Jill M. Ross
Jill M. Ross

Date:	May 10, 2021

WILLIAM PENN BANK

By:
Kenneth J. Stephon

Date:

WILLIAM PENN BANCORPORATION

By:
Kenneth J. Stephon

Date:

EXECUTIVE:

Jill M. Ross

Date:

WILLIAM PENN BANK

By:	/s/ Kenneth J. Stephon
Kenneth J. Stephon

Date:	May 10, 2021

WILLIAM PENN BANCORPORATION

By:	/s/ Kenneth J. Stephon
Kenneth J. Stephon

Date:	May 10, 2021

Exhibit A to the Jill M. Ross Confidential Separation Agreement and General Release

GENERAL RELEASE OF CLAIMS

Concurrent with the execution of the Confidential Separation Agreement and General Release (“Agreement”) between William Penn Bank (the “Bank”), William Penn Bancorporation, as successor by merger to William Penn Bancorp, Inc. (the “Bancorporation” and, together with the Bank, “William Penn”), and Jill M. Ross (“Executive” and, together with William Penn, the “Parties”), the Parties hereby agree as follows:

1.Review Period. Executive is advised to consult with an attorney regarding this General Release of Claims (“Release”) and understands and affirms that she has twenty-one (21) days within which to consider this Release. If Executive elects to execute this Release at any time prior to the end of such twenty-one (21) day period, such early signing was a knowing and voluntary waiver of Executive’s right to consider this Release of Claims for twenty-one (21) calendar days and was due to Executive’s belief that she had ample time in which to consider and understand the Release of Claims and review this Release of Claims with an attorney.

2.Consideration. In accordance with the terms of the Confidential Separation and Release Agreement (“Agreement”) to which this Release is attached, and in consideration for Executive’s promises and releases contained herein, and subject to the limitations set forth herein, William Penn agrees to pay to Executive the Severance Benefits set forth in the Agreement. The payment of such amounts are subject to and conditioned upon Executive’s execution and delivery to William Penn of the Agreement and this Release within the time period specified hereon and her decision not to revoke this Release.

3.No Consideration Absent Execution of this Release. Executive understands and agrees she would not receive the Severance Benefits except for her execution of this Release of Claims and the fulfillment of the promises contained herein.

4.General Release of Claims. Executive, on behalf of herself and her heirs, executors, administrators, successors, and assigns,  knowingly and voluntarily releases and forever discharges the Bank, the Bancorporation, William Penn, MHC, and all of its and their parent corporations, affiliates, subsidiaries, divisions, successors and assigns, benefits plans, and programs and their administrators and fiduciaries, insurers, attorneys, and the current and former executives, employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Release as “Releasees”), of and from, and agrees not to sue or bring any other action in any court, with any governmental agency, or through any other form or avenue of dispute resolution, including but not limited to arbitration or mediation, against all or any of the Releasees based on any past or present duties, responsibilities, or obligations of any Releasee, and any and all claims or liabilities of whatever kind or nature, known and unknown, Executive has or may have against Releasees as of the date of execution of this Release of Claims, related to or arising out of the employment of Executive with William Penn and the conditions of

Executive’s employment with and departure from William Penn, including, but not limited to:

●	contract claims;
●	claims for payment of additional salary, bonuses, incentive compensation, severance pay, vacation or other leave time, wages, Executive or fringe benefits;
●	claims for discrimination or harassment or a harsh management style; claims related to whistleblowing;
●	claims for punitive, incidental, indirect, consequential, compensatory, special or exemplary damages;
●	claims for attorneys’ fees;

and claims based on any alleged violation of any state or federal common laws, statutes, or amendments thereto, including, but not limited to:

●	Title VII of the Civil Rights Act of 1964;
●	The Civil Rights Act of 1991;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act of 1974 (“ERISA”);
●	The Immigration Reform and Control Act;
●	The Sarbanes-Oxley Act of 2002;
●	The Equal Pay Act;
●	The Americans with Disabilities Act of 1990 (“ADA”);
●	The Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”);
●	The Family and Medical Leave Act;
●	The Workers Adjustment and Retraining Notification Act;
●	The Occupational Safety and Health Act;
●	The Fair Credit Reporting Act;
●	The New Jersey Law Against Discrimination, N.J. Stat. § 10:5-1 et seq.; the New Jersey Family Leave Act, N.J. Stat. § 34:11B-1 et seq.; the New Jersey Civil Rights Act, N.J. Stat. § 10:6-2; the New Jersey Conscientious Employee Protection Act, N.J. Stat. § 34:19-1 et seq.; the New Jersey Equal Pay Law, N.J. Stat. § 34:11-56.1 et seq.; the New Jersey Worker and Community Right to Know Act, N.J. Stat. § 34:5A-17; the Millville Dallas Airmotive Plant Job Loss Notification Act, N.J. Stat. § 34:21-1 et seq.
●	The Pennsylvania Human Relations Act, 43 Pa. Cons. Stat. § 951 et seq.; the Pennsylvania Equal Pay Law, 43 Pa. Cons. Stat. § 336.1 et seq.; the Pennsylvania Whistleblower Law, 43 Pa. Cons. Stat. § 1421 et seq.; the Pennsylvania Worker and Community Right to Know Act, 35 Pa. Cons. Stat. Ann. § 7313; the Pennsylvania Military Service Discrimination Law, 51 Pa. Cons. Stat. § 7309;
●	Any other federal, state or local law, rule, regulation, or ordinance;
●	Any public policy, contract, tort, or common law;
●	Any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or

Any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters are hereby released.

This release does not apply to any claims that the controlling law clearly states may not be released. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Releasees are parties. Without limiting the generality of the foregoing, Executive understands and agrees she is waiving any rights, statutory or otherwise, to any claims covered by this Release of Claims that Executive does not now know or suspect to exist in her favor.

William Penn, on behalf of itself and its affiliated, subsidiary, and parent corporations, knowingly and voluntarily releases and forever discharges Executive of and from, and agrees not to sue or bring any other action in any court, with any government agency, or through any other form or avenue of dispute resolution, including but not limited to arbitration or mediation, against Executive based on any past or present duties, responsibilities, or obligations of Executive, and any and all claims or liabilities of whatever kind or nature based on facts currently known to William Penn that William Penn has or may have against Executive as of the date of execution of this Release of Claims, related to or arising out of the employment of Executive with William Penn and the conditions of Executive’s employment with and departure from William Penn are hereby released.  However, this Release excludes any claims against Executive based on facts not currently known to William Penn as of the date its representative signs this Release of Claims, which are expressly reserved and are not released.

5.Acknowledgments and Affirmations.

(a)Executive acknowledges and represents that she has neither made nor offered to make, nor will make, any assignment or transfer of any claims covered by this Release and that Executive is the sole and absolute legal and equitable owner of any and all such claims, and no other person has an interest in the claims Executive is releasing in this Release.

(b)Executive affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, suit or charge with any court or administrative agency, or through any other form or avenue of dispute resolution, including but not limited to arbitration or mediation, regarding her employment with William Penn or against any Releasees. Executive further agrees and covenants that should any person, organization or other entity file, charge, claim, sue or cause or permit to be filed any civil action, suit, or legal proceeding, or pursue any other form or avenue of dispute resolution, involving any such matter occurring at any time in the past, she will not seek or accept any personal relief in such civil action, suit or legal proceeding.

For the avoidance of doubt, this Release of Claims does not prevent Executive from (i) filing a charge of discrimination with the Equal Employment Opportunity Commission, (ii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination or proceeding, or (iii) testifying in any cause of action when required to do so by law. However, except where prohibited by law, Executive waives her right to recover any damages or other relief in connection with any claim or suit brought by her or through the Equal

Employment Opportunity Commission, the US Department of Labor, the National Labor Relations Board, or any other state or local agency on her behalf filed under the ADEA, as amended by the OWBPA, Title VII of the Civil Rights Act of 1964, as amended, or the ADA, and in connection with any claim or suit by Executive or on her behalf under any other federal, state or local law. Further, nothing herein shall affect the Releasees’ rights to seek restitution, recoupment or setoff or any other remedy in connection with any such challenge or claim.

(c)Executive represents and warrants that as of the date of her execution of this Release of Claims she has no actual knowledge of any violation by Executive or William Penn of any applicable law or regulation or threatened litigation against William Penn and its affiliates that in either case (whether individually or in the aggregate) would be reasonably likely to have a material adverse impact on the business or reputation of William Penn or its affiliates.

(d)Without limiting the generality of the foregoing, Executive expressly agrees the scope of the claims released hereby prohibits her, to the extent permitted by law, from acting as a class representative or otherwise participating in any class regarding any action under ERISA or otherwise bringing an action under ERISA on behalf of a plan or trust or otherwise with respect to the released claims. Executive agrees that she is waiving any right she may have to obtain or receive any monetary damages or other relief of any kind (including but not limited to settlement proceeds) as a result of any action or proceeding brought by Executive or by any other person or entity on Executive’s behalf regarding any of the released claims and, to the extent permitted by law, Executive agrees that she will not seek or accept any monetary damages or other relief of any kind in any such action or proceeding.

(e)Executive affirms that all of William Penn’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

(f)Executive further affirms that she has no known workplace injuries or occupational diseases.

(g)Executive also affirms that she has not divulged any proprietary or confidential information of Releasees and will continue to maintain the confidentiality of such information consistent with her obligations under the EA and under Releasees’ policies, agreements and/or common law.

(h)Executive further affirms that she has not been retaliated against for reporting any allegations of wrongdoing by Releasees, including any allegations of corporate fraud. Both William Penn and Executive acknowledge that this Release of Claims does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

(i)Nothing in this Release shall affect Executive’s right to vested benefits under existing benefits plans and programs in place as of the Termination Date, nor any rights or claims that arise after the date this Release is executed, including the right to enforce the terms of the Agreement or this Release.

(j)Executive agrees not to make any oral or written statement or take any other action that disparages or criticizes William Penn or its management, practices, directors, attorneys, agents, or officers; that damages the good reputation of William Penn; or that impairs the normal operations of William Penn.  The provisions of Section 12 of the EA are expressly incorporated herein by reference.  Additionally, the Bank agrees that it will instruct its executive leadership team members in writing not to make any oral or written statement or take any other action with third parties that disparages or criticizes Executive or that damages Executive’s good reputation.

(k)Executive agrees to direct potential employers or other third parties seeking to verify her employment with the Bank to contact Nicole Nielsen in Human Resources at the Bank.  The Bank agrees that Ms. Nielsen will upon request confirm Executive’s dates of employment and job titles (Senior Vice-President and Chief Retail Officer when Executive was hired in March 2019 and Executive Vice-President and Chief Retail and Commercial Officer when Executive resigned in April 2021) and will confirm Executive’s base salary at the time of her termination upon written request by Executive.

6.Governing Law and Interpretation. This Release shall be governed and conformed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict or choice of law provisions. In the event of a breach of any provision of this Release, either party may bring a claim in arbitration to enforce any term or terms of this Release or to seek any damages for breach. Additionally, claims for violation of the restrictive covenants contained in the Employment Agreement entered into between Executive and William Penn in July 2020 (the “EA”) may be brought in court in Pennsylvania. If any provision of this Release is declared illegal or unenforceable by any court of competent jurisdiction, the parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Release legal and enforceable. If this Release cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release of Claims in full force and effect. If the general release language is found to be illegal or unenforceable, Executive agrees to execute a binding replacement release.

7.Amendment. Except as provided in the preceding paragraph, this Release may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Release.

8.Arbitration. Other than claims for violations of the restrictive covenants contained in the EA, which may be resolved by a court in Pennsylvania, any controversy or claim arising out of or relating to this Release, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of William Penn, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The provisions of this Paragraph 8 shall survive the expiration of this Release.

9.Entire Agreement. Together with the promises and covenants made in the Agreement and subject to the limitations set forth therein, which are incorporated herein by reference, this Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties except as described in the Agreement. Executive acknowledges that she has not relied on any representations, promises or agreements of any kind made to her in connection with her decision to accept this Release, except for those set forth in this Release.

10.Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Release.

11.Counterparts. This Release may be executed in wet ink or electronic signature counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement. This Release of Claims will not become enforceable until executed on behalf of William Penn.

12.Competence to Waive Claims. At the time of considering or executing this Release, Executive was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired. Executive is competent to execute this Release and knowingly and voluntarily waives any and all claims she may have against Releasees.

EXECUTIVE HAS BEEN ADVISED THAT SHE HAS TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER THIS RELEASE OF CLAIMS. EXECUTIVE IS HEREBY ADVISED, AND ACKNOWLEDGES THAT SHE HAS BEEN SO ADVISED IN WRITING, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS RELEASE OF CLAIMS.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE OF CLAIMS DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21)-DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS RELEASE OF CLAIMS, TO FULFILL THE PROMISES AND TO RECEIVE THE SEVERANCE BENEFITS, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE OF CLAIMS INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST WILLIAM PENN AND ALL RELEASEES.

EXCEPT AS SPECIFICALLY PROVIDED HEREIN, EXECUTIVE’S SIGNATURE ON THIS RELEASE OF CLAIMS ALSO INDICATES EXECUTIVE’S AGREEMENT TO SUBMIT ANY AND ALL CLAIMS ARISING OUT OF OR

RELATING TO THIS RELEASE OF CLAIMS, OR THE BREACH THEREOF, TO ARBITRATION.

IN WITNESS WHEREOF, the Parties knowingly and voluntarily executed this Release of Claims as of the dates set forth below:

- signature page follows -

EXECUTIVE:

/s/ Jill M. Ross
Jill M. Ross

Date:	May 10, 2021

WILLIAM PENN BANK

By:
Kenneth J. Stephon

Date:

WILLIAM PENN BANCORPORATION

By:
Kenneth J. Stephon

Date:

EXECUTIVE:

Jill M. Ross

Date:

WILLIAM PENN BANK

By:	/s/ Kenneth J. Stephon
Kenneth J. Stephon

Date:	May 10, 2021

WILLIAM PENN BANCORPORATION

By:	/s/ Kenneth J. Stephon
Kenneth J. Stephon

Date:	May 10, 2021